UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 23, 2025

Cognizant Technology Solutions Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	0-24429	13-3728359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Frank W. Burr Blvd.
Teaneck, New Jersey 07666
(Address of Principal Executive Offices including Zip Code)
(201) 801-0233
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	CTSH	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 23, 2025, Robert Telesmanic notified Cognizant Technology Solutions Corporation (the “Company”) of his plans to retire from his role as SVP, Controller and Chief Accounting Officer effective as of July 1, 2025. On May 28, 2025, the Board of Directors approved the appointment of Alina Kerdman as SVP, Controller and Chief Accounting Officer effective as of July 1, 2025. Mr. Telesmanic will remain with the Company as a non-executive officer and special advisor to the Company until December 31, 2025 to support an orderly transition of responsibilities.

Ms. Kerdman, age 44, joined the Company in 2010 and currently serves as SVP, Assistant Global Controller, a position she has held since December 2023. From June 2019 to December 2023, she served as VP, Global Revenue Controller and Head of External Reporting. Prior to that she held several finance roles of increasing responsibility at the Company. She joined the Company from Ernst & Young LLP, where she began her career in 2001. Ms. Kerdman holds a bachelor’s degree in accounting and finance from the New York University Stern School of Business. She is also an alumna of the Advanced Management Program of the Wharton School of the University of Pennsylvania.

In connection with her new position, Ms. Kerdman has entered into an offer letter (the “Offer Letter”) with the Company that provides for annual target compensation of $1,200,000, consisting of (i) a base salary of $400,000, (ii) an annual cash incentive target of $200,000 in accordance with the terms of the Company’s annual cash incentive compensation program, (iii) performance-based restricted stock units (“PSUs”) with a grant date fair value equal to $300,000 and (iv) time-based restricted stock units (“RSUs”) vesting over a three-year period with a grant date fair value equal to $300,000. In order to align Ms. Kerdman’s total 2025 equity compensation with her new annual target equity compensation, Ms. Kerdman will receive (1) a transition award of RSUs with a grant date fair value of $150,000 (based on $100,000 increase to annual RSU target) and (2) a transition award of PSUs with a grant date fair value of approximately $50,411. These awards will be granted as of July 1, 2025.

Under the terms of the Offer Letter, Ms. Kerdman has entered into an Executive Employment and Non-Disclosure, Non-Competition and Invention Assignment Agreement generally in the form applicable to executive officers of the Company (filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed for the fiscal quarter ended June 30, 2022). The Company also intends to enter into an Indemnification Agreement with Ms. Kerdman generally in the form applicable to directors and officers of the Company (filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013).

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the actual Offer Letter, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

There are no family relationships between Ms. Kerdman and any of the Company’s directors or executive officers. There are no arrangements or understandings between Ms. Kerdman and any other person pursuant to which Ms. Kerdman was selected as an officer, and Ms. Kerdman does not have any direct or indirect material interest in any transaction or any proposed transaction required to be reported under Item 404(a) of Regulation S-K.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Offer Letter, by and between the Company and Alina Kerdman, acknowledged and agreed as of May 28, 2025
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

By:	/s/ John Kim
Name:	John Kim
Title:	Chief Legal Officer, Chief Administrative Officer and Corporate Secretary

Date: May 28, 2025